Exhibit 99.1

CONTACT:	Kim Rudd Executive Assistant (585) 784-3324

Investors and Media: Melanie Dambre FTI Consulting (212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES THIRD QUARTER

FISCAL 2019 FINANCIAL RESULTS

~ Third Quarter Sales Increase 8.5% to a Record $310.1 Million ~

~ Delivers Fourth Consecutive Quarter of Comparable Store Sales Growth ~

~ Record Third Quarter Diluted EPS of $.61, an Increase of 74.3% ~

~ Completes Acquisitions of 18 Stores and Signs Definitive Agreement to Acquire 12 Stores,

Bringing Total Fiscal 2019 Year-to-Date Annualized Sales from Acquisitions to $87 Million ~

~ Guides to Upper End of Fiscal 2019 Comparable Store Sales Guidance and Reiterates EPS Guidance ~

ROCHESTER, N.Y. – January 31, 2019 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 29, 2018.

Third Quarter Results

Sales for the third quarter of the fiscal year ending March 30, 2019 (“fiscal 2019”) increased 8.5% to $310.1 million, as compared to $285.7 million for the third quarter of the fiscal year ended March 31, 2018 (“fiscal 2018”). The total sales increase for the third quarter of $24.4 million was driven by sales from new stores of $19.8 million, including sales from recent acquisitions of $14.3 million, and a comparable store sales increase of 2.2% on a reported basis. When adjusted for one less selling day in the current year quarter due to a shift in the timing of the Christmas holiday from the fourth quarter in fiscal 2018 to the third quarter in fiscal 2019, comparable store sales increased 3.3%. Comparable store sales, adjusted for days, increased approximately 12% for brakes, 3% for tires, 1% for alignments, were flat for maintenance services and decreased approximately 4% for front end/shocks.

Gross margin increased 60 basis points to 38.0% in the third quarter of fiscal 2019 from 37.4% in the prior year period, primarily due to benefits from the Company’s initiatives to optimize its product and service offerings with the introduction of Good-Better-Best service packages earlier this year, optimization of its store staffing model and from leverage from higher comparable store sales, partially offset by the impact of sales mix from the Free Service Tire acquisition.

Total operating expenses increased by $9.6 million to $87.3 million, or 28.1% of sales, as compared to $77.7 million, or 27.2% of sales in the prior year period. Operating expenses for the third quarter included $1.5 million in costs related to the Company’s Monro.Forward initiatives, of which $.4 million were one-time in nature, as well as $.4 million of corporate and field management realignment costs. Operating expenses for the third quarter of the prior year period included $2.0 million in litigation settlement costs and $.7 million in management transition costs. The remaining year-over-year dollar increase represents expenses from 48 net new stores, as well as higher incentive pay related to improved financial performance.

Operating income for the third quarter of fiscal 2019 was $30.7 million, or 9.9% of sales, as compared to $29.3 million, or 10.3% of sales in the prior year period. Adjusting for the impact of the Christmas holiday shift, operating income for the third quarter of fiscal 2019 was 10.3% of sales. Interest expense was $6.8 million for the third quarter of fiscal 2019 as compared to $6.1 million for the third quarter of fiscal 2018.

Net income for the third quarter of fiscal 2019 was $20.5 million, as compared to $11.6 million in the same period of the prior year. Diluted earnings per share for the third quarter of fiscal 2019 were $.61, including $.01 of one-time costs related to Monro.Forward investments, $.01 of corporate and field management realignment costs, $.04 negative impact from the Christmas holiday shift and $.06 benefit from a one-time income tax adjustment. This compares to diluted earnings per share of $.35 in the third quarter of fiscal 2018, which included $.15 of one-time costs, representing a 74.3% year-over-year increase. The one-time costs incurred in the third quarter of fiscal 2018 consisted of $.01 per share in management transition costs, $.04 per share in litigation settlement costs and $.10 per share related to the net impact of newly enacted tax legislation. Net income for the third quarter of fiscal 2019 reflected an effective tax rate of 15.3%, as compared to 50.1% in the prior year period. The decrease in the effective tax rate was primarily related to a reduction in the federal income tax rate as a result of the enactment of the Tax Cuts and Jobs Act, the one-time income tax benefit adjustment in the third quarter of fiscal 2019 and the one-time income tax expense adjustment in the prior year period.

During the third quarter of fiscal 2019, the Company opened nine company-operated locations and closed one, ending the quarter with 1,186 company-operated stores, 99 franchised locations, eight wholesale locations and three retread facilities.

“We delivered our fourth consecutive quarter of positive comparable store sales growth and achieved a third quarter record earnings per share, reflecting sustained demand in our tire and brake categories and solid execution across our business. Our Monro.Forward initiatives continue to gain traction, and I am pleased to report that we successfully implemented our standardized in-store operating procedures and store refresh program at our 31 pilot locations in Rochester, NY. We are encouraged by the outperformance of these stores and look forward to expanding this initiative across our store base. Additionally, we continue to capitalize on accretive acquisitions and plan to enter a new state in the fourth quarter with a 12 store acquisition in Louisiana, further expanding and diversifying our geographical footprint,” said Brett Ponton, President and Chief Executive Officer.

Ponton continued, “Following strong top-line performance in October and November supported by early winter weather conditions, mild weather in December and early January negatively impacted our top-line. We are encouraged by a recovery in late January that has lifted fourth quarter to date comparable store sales up approximately 2% on a reported basis. We remain confident in our ability to achieve the upper-end of our full year comparable store sales guidance range. Looking ahead, we intend to maintain our steadfast commitment to driving operational excellence and delivering a consistent 5-star experience to our customers, while executing our disciplined acquisition strategy to achieve a scalable platform for sustainable, long-term value for our shareholders.”

First Nine Months Results

For the nine-month period ended December 29, 2018, sales increased 8.4% to a record $913.0 million from $842.2 million in the same period of the prior year. Comparable store sales increased 2.4% on a reported basis, and 2.8% when adjusted for one less selling day due to the Christmas holiday shift, compared to a decrease of .7% in the prior year period. Gross margin for the nine-month period was 38.9% of sales and remained flat compared to the prior year period. Operating margin was 10.8% of sales for the nine-month period, compared to 11.5% in the prior year period. Net income for the first nine months of fiscal 2019 was $62.9 million, or $1.87 per diluted share, as compared to $46.5 million, or $1.39 per diluted share in the comparable period of fiscal 2018.

Acquisitions Update

The Company announced today that it has signed a definitive agreement to acquire 12 retail locations in Louisiana, a new state for Monro, further expanding the Company’s geographic footprint into southern markets. These locations are expected to add approximately $15 million in annualized sales, representing a sales mix of 35% service and 65% tires. The acquisition is expected to close in the fourth quarter of fiscal 2019 and to be breakeven to diluted earnings per share in fiscal 2019.

In the third quarter, the Company also completed the previously announced acquisition of five retail locations in Ohio. These locations are expected to add approximately $5 million in annualized sales, representing a sales mix of 70% service and 30% tires. Early in the fourth quarter, the Company completed the previously announced acquisition of 13 retail locations in Florida. These locations are expected to add approximately $12 million in annualized sales, representing a sales mix of 65% service and 35% tires. These acquisitions fill in existing markets and are expected to be breakeven to diluted earnings per share in fiscal 2019.

A previously announced acquisition of seven stores, representing $8 million in annualized sales, is not expected to close as the Company has decided to not pursue the acquisition following an extended due diligence period.

On a combined basis, acquisitions completed and announced to date in fiscal 2019 represent an expected total of $87 million in annualized sales.

Company Outlook

Based on current sales, business and economic trends, and recently announced and completed acquisitions, the Company continues to expect fiscal 2019 sales to be in the range of $1.185 billion to $1.215 billion, an increase of 5.1% to 7.7% as compared to fiscal 2018 sales. Fiscal 2019 sales guidance continues to assume a comparable store sales increase of 1% to 3% on a 52-week basis.

The Company reiterates its fiscal 2019 diluted earnings per share guidance range of $2.30 to $2.40. This guidance compares to diluted earnings per share of $1.92 in fiscal 2018. The diluted earnings per share guidance is based on 33.6 million diluted weighted average shares outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, January 31, 2019 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13686705. A replay will be available approximately two hours after the recording through Thursday, February 14, 2019 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13686705. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com. An archive will be available at this website through February 14, 2019.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,197 Company-operated stores, 99 franchised locations, eight wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 28 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “assume,” “project,” “believe,” “could,” “may,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2018. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2018	2017	% Change
Sales	$310,110	$285,730	8.5%
Cost of sales, including distribution and occupancy costs	192,144	178,743	7.5%

Gross profit	117,966	106,987	10.3%
Operating, selling, general and administrative expenses	87,256	77,688	12.3%

Operating income	30,710	29,299	4.8%
Interest expense, net	6,797	6,138	10.7%
Other income, net	(321)	(99)	223.4%

Income before provision for income taxes	24,234	23,260	4.2%
Provision for income taxes	3,703	11,659	(68.2)%

Net income	$20,531	$11,601	77.0%

Diluted earnings per share:	$.61	$.35	74.3%

Weighted average number of diluted shares outstanding	33,766	33,352
Number of stores open (at end of quarter)	1,186	1,138

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2018	2017	% Change
Sales	$913,027	$842,237	8.4%
Cost of sales, including distribution and occupancy costs	557,876	514,426	8.4%

Gross profit	355,151	327,811	8.3%
Operating, selling, general and administrative expenses	256,862	230,943	11.2%

Operating income	98,289	96,868	1.5%
Interest expense, net	20,180	17,997	12.1%
Other income, net	(809)	(336)	140.3%

Income before provision for income taxes	78,918	79,207	(0.4)%
Provision for income taxes	15,982	32,755	(51.2)%

Net income	$62,936	$46,452	35.5%

Diluted earnings per share	$1.87	$1.39	34.5%

Weighted average number of diluted shares outstanding	33,605	33,317

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 29, 2018	March 31, 2018
Current Assets
Cash	$3,579	$1,909
Inventories	158,846	152,367
Other current assets	59,888	52,980

Total current assets	222,313	207,256
Property, plant and equipment, net	430,643	416,669
Other non-current assets	614,125	594,507

Total assets	$1,267,081	$1,218,432

Liabilities and Shareholders’ Equity
Current liabilities	$212,623	$194,005
Capital leases and financing obligations	228,877	227,220
Other long-term debt	119,884	148,068
Other long-term liabilities	19,563	20,663

Total liabilities	580,947	589,956
Total shareholders’ equity	686,134	628,476

Total liabilities and shareholders’ equity	$1,267,081	$1,218,432